As filed with the Securities and Exchange Commission on June 21, 2017

Registration Statement No. 333-170909

Registration Statement No. 333-159685

Registration Statement No. 333-88176

Registration Statement No. 333-74528

Registration Statement No. 33-84660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration Statement No. 333-170909

POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration Statement No. 333-159685

POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration Statement No. 333-88176

POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration Statement No. 333-74528

POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration Statement No. 33-84660

UNDER THE SECURITIES ACT OF 1933

TRC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 06-0853807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 Griffin Road North

Windsor, Connecticut 06095

(Address of Principal Executive Offices including zip code)

c/o Martin H. Dodd

Senior Vice President, General Counsel and Corporate Secretary

TRC Companies, Inc.

21 Griffin Road North

Windsor, Connecticut 06095

(860) 298-9692

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Joshua Kogan, Esq.

David Feirstein, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4861

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments are being filed by TRC Companies, Inc. (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.10 per share (the “Shares”), that remain unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-170909, pertaining to the resale by certain stockholders of 7,209,302 Shares, which was filed with the Commission on December 1, 2010 and amended by Pre-Effective Amendment No. 1, which was filed with the Commission on January 7, 2011;

•                  Registration Statement No. 333-159685, pertaining to the resale by certain stockholders of 2,162,162 Shares, which was filed with the Commission on June 2, 2009;

•                  Registration Statement No. 333-88176, pertaining to the resale by a certain stockholder of 1,100,000 Shares, which was filed with the Commission on May 14, 2002 and amended by Pre-Effective Amendment No. 1, which was filed with the Commission on May 20, 2002, and further amended by Pre-Effective Amendment No. 2, which was filed with the Commission on May 21, 2002;

•                  Registration Statement No. 333-74528, pertaining to the resale by certain stockholders of 1,327,975 Shares, which was filed with the Commission on December 4, 2001 and amended by Pre-Effective Amendment No. 1, which was filed with the Commission on April 23, 2002, and further amended by Pre-Effective Amendment No. 2, which was filed with the Commission on April 25, 2002; and

•                  Registration Statement No. 33-84660, pertaining to the resale by certain stockholders of 220,000 Shares, which was filed with the Commission on September 30, 1994.

Pursuant to the Agreement and Plan of Merger, dated as of March 30, 2017 (the “Merger Agreement”), by and among the Registrant, Bolt Infrastructure Parent, Inc. (“Parent”) and Bolt Infrastructure Merger Sub, Inc. (“Merger Sub”), on June 21, 2017, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, the Shares issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Registrant, Parent or Merger Sub and Shares held by any stockholders who were entitled to, but did not vote in favor of the Merger (or consent thereto in writing) and who are entitled to and properly demand appraisal in connection with the Merger) were cancelled and converted into the right to receive cash in an amount per Share (subject to any applicable withholding tax) equal to $17.55 per Share, without interest.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of the Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all Shares registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, State of Connecticut, on June 21, 2017.

TRC COMPANIES, INC.

By:	/s/ Martin H. Dodd
Name:	Martin H. Dodd
Title:	Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign the Post-Effective Amendments in reliance on Rule 478 of the Securities Act.